Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 83 to the Registration Statement on Form N-1A of Fidelity Fixed-Income Trust: Fidelity High Income Fundof our report dated June 9, 1999 and Fidelity Investment Grade Bond Fund, Fidelity Short-Term Bond Fund, and Spartan Government Income Fund of our reports dated June 10, 1999 on the financial statements and financial highlights included in the April 30, 1999 Annual Reports to Shareholders of Fidelity High Income Fund, Fidelity Investment Grade Bond Fund, Fidelity Short-Term Bond Fund, and Spartan Government Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    June 21, 1999